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                                                                    EXHIBIT 21.0

                              LIST OF SUBSIDIARIES

  Following the Reorganization described in the Registration Statement the subsidiaries of Four Media Company, a Delaware corporation, will be as follows:

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
            NAME                         STATE OF INCORPORATION           PERCENT OWNED
----------------------------             ----------------------     --------------------------
1. 4MC-Burbank, Inc.                     Delaware                   100% by Four Media Company
2. Four Media Company Asia PTE. Ltd.     Republic of Singapore      100% by Four Media Company
3. Digital Magic Company                 Delaware                   100% by Four Media Company
4. Catalina Transmission Corp.           Delaware                   100% by 4MC-Burbank, Inc.
5. Meridian Sound Corp.                  Delaware                   100% by 4MC-Burbank, Inc.
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